Exhibit 99.1

PRESS RELEASE

  Scientific Technologies Acquires PSI-Tronix

  Acquisition expected to broaden product line to include pressure sensing technology

  FREMONT, CA - March 20, 2000 -- Scientific Technologies Inc. ("STI", NASDAQ: STIZ) today announced that it has completed its acquisition of the assets and the assumption of certain of the liabilities of PSI-Tronix, Inc., a privately-held company located in Tulare, California. PSI-Tronix designs, develops and manufactures pressure transducers, digital pressure gauges, displacement and velocity transducers, and pressure comparators. These products are used in a variety of factory automation, aerospace, medical, semiconductor, oil and gas markets and applications. The acquisition will be accounted for under the purchase method of accounting and is an all cash transaction. Other terms of the business deal were not disclosed.

  Regarding this acquisition, Joseph J. Lazzara, President and Chief Executive Officer of STI stated, "The acquisition of PSI-Tronix provides a unique set of technologies and products in the field of pressure sensing which is a great complement to the level, flow, position and measuring capabilities of our Automation Products Group. I believe STI's sales and marketing organization will help to expand the breadth and reach of PSI-Tronix's products and available markets."

  PSI-Tronix was founded in 1976 by Mel Heier, Richard Chamberlain and Pal LaClaire as a partnership in the Los Angeles, California area. PSI-Tronix was relocated into a 25,000 square foot facility in the community of Tulare, CA in 1990. STI plans to retain PSI-Tronix's engineering, manufacturing and sales operations in Tulare, California following the closing of the acquisition. STI will operate the business as PSI-Tronix Technologies, Inc., organized within the Automation Products Group and headed by to James M. Vella, General Manager of the Automation Products Group. The website is www.psi-tronix.com.

  Scientific Technologies Inc. is a leading global supplier of machine safeguarding products such as safety light curtains, safety interlocks, safety relays and safety mats. STI also manufactures and markets a variety of sensing solutions for customers in the factory automation, defense and automated tollway markets. STI's headquarters are located at 6550 Dumbarton Circle, Fremont, CA 94555 and can be reached at www.sti.com.

  This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including with respect to STI's ability to address market opportunities for pressure transducers, gauges and controls. In addition to the risks generally associated with acquisitions, such as the successful integration of operations and retention of employees, the PSI-Tronix acquisition will subject STI to additional risks and uncertainties. For example, there can be no assurance that PSI-Tronix Technologies will continue to successfully develop products on a timely basis, or at all, that its technology will receive widespread market acceptance, that STI will be able to distribute this product line successfully in its sales channels or that any such sales will be incremental to STI's business. In addition, the market for industrial sensors is subject to intense competition, price pressure and rapid change. These risks and uncertainties could cause STI's actual results to differ materially from those anticipated. Risks generally associated with STI's business are discussed in the documents STI files from time to time with the Securities and Exchange Commission, including its Form 10-K for fiscal 1998 and 1999 and its Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

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